Exhibit 99.1

For more information, contact:

Steven D. Schwartz, Vice President-Investor Relations
(515) 273-3763, sschwartz@american-equity.com

FOR IMMEDIATE RELEASE
August 3, 2016
American Equity Reports Second Quarter 2016 Results
Company Highlights

•	Second quarter 2016 net income of $14.7 million or $0.18 per diluted common share

•	Second quarter 2016 operating income[1] of $50.1 million or $0.60 per diluted common share

•	Second quarter 2016 annuity sales of $2.1 billion, up 17% from second quarter 2015

•	Policyholder funds under management of $43.6 billion, up 2.6% from March 31, 2016

•	Second quarter 2016 investment spread of 2.62%

•	Operating income[1] return on average equity[1] of 10.1% (trailing twelve months)

•	Estimated risk-based capital (RBC) ratio of 312% at June 30, 2016 compared to 336% at December 31, 2015
WEST DES MOINES, Iowa (August 3, 2016) - American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities, today reported second quarter 2016 net income of $14.7 million, or $0.18 per diluted common share, compared to net income of $82.8 million, or $1.05 per diluted common share, for second quarter 2015.
Operating income1 for the second quarter of 2016 was $50.1 million, or $0.60 per diluted common share, compared to $50.9 million, or $0.64 per diluted common share, for second quarter 2015.
SALES EXCEED $2 BILLION FOR THIRD CONSECUTIVE QUARTER
Second quarter sales of $2.1 billion were up 17% from the prior year second quarter and matched first quarter 2016 sales. Net sales after coinsurance ceded for the second quarter of 2016 were $1.5 billion, a 13% decrease from $1.7 billion in net sales for the second quarter of 2015 and an 8% decrease from $1.6 billion in net sales in the first quarter of 2016.

Commenting on sales, John Matovina, Chief Executive Officer and President, said: "Our second quarter sales followed a pattern similar to what we saw in the first quarter. Fixed index annuity (FIA) sales by broker-dealers and banks for Eagle Life were up modestly, but increased competition in the independent agent channel translated into an 11% sequential decrease in sales from that channel at American Equity Investment Life Insurance Company (American Equity Life). The overall decrease in FIA sales was offset by a 43% sequential increase in multi-year rate guaranteed annuity (MYGA) sales in all channels. We coinsure 80% of the premiums received from sales of MYGAs and Eagle Life's FIAs which accounts for the 8% decrease in net sales compared to the first quarter of 2016."
Matovina continued, "While gross sales in the first half of 2016 were on a record pace, we anticipate moderation of sales in the second half of the year. FIA sales in July have softened further in the independent agent channel and we've seen a bit of softening from banks and broker-dealers. Monthly sales in 2016 peaked in March and were approximately $500 million in July compared to $644 million in June. Similarly, American Equity Life's pending count peaked at 6,370 cases in mid-April and was down to approximately 3,500 cases at the end of July. A substantial portion of the sales and pending count decreases are from the MYGA products which are not core to American Equity Life but can have a strategic purpose in Eagle Life. Total MYGA sales in July were $72 million compared to $138 million in June and a peak of $239 million in April."
Commenting on Eagle Life, Matovina added: "Expansion in the broker-dealer and bank distribution channels, two channels that represent a significant growth opportunity for FIA sales, has been a key initiative for us. This initiative has greater significance in light of the DOL conflict of interest fiduciary rule which favors sales of FIAs by broker-dealers and banks and poses significant challenges to the sales of FIAs by independent insurance agents. The new DOL rule becomes operational in April 2017 if not otherwise delayed or overturned through litigation. We formed Eagle Life to pursue these distribution opportunities and gained meaningful traction in the first half of 2016. Eagle Life now has selling agreements with 51 distributors, three more agreements than it had 90 days ago. Eagle Life's FIA sales were $377 million in the first half of 2016 implying a realistic opportunity to double its full year 2015 FIA sales of $371 million."
SPREAD DECLINES SLIGHTLY ON LOWER INVESTMENT YIELD
American Equity’s investment spread was 2.62% for the second quarter of 2016 compared to 2.65% for the first quarter of 2016 and 2.84% for the second quarter of 2015. On a sequential basis, the average yield on invested assets declined four basis points while the cost of money declined one basis point..
Average yield on invested assets continued to be unfavorably impacted by the investment of new premiums and portfolio cash flows at rates below the portfolio rate and high cash balances. The average yield on fixed income securities purchased and commercial mortgage loans funded in the second quarter of 2016 was 3.95% compared to 4.14% in the first quarter of 2016. Average yields ranged from 3.73% - 4.03% in the prior year's quarters. The average balance for cash and short-term investments was $1.1 billion during the quarter, compared to $807 million in the first quarter of 2016 and $476 million in the fourth quarter of 2015. The unfavorable impact from the aforementioned items was partially offset by fee income from bond transactions and prepayment income which added 0.04% to second quarter 2016 average yield on invested assets compared to 0.08% from such items in the first quarter of 2016.

The aggregate cost of money for annuity liabilities decreased by one basis point to 1.92% in the second quarter of 2016 compared to 1.93% in the first quarter of 2016. This decrease reflected continued reductions in crediting rates.
Commenting on investment spread, John Matovina said: “We had modest spread compression in the second quarter. Similar to the first quarter, the decrease in the cost of money from reductions in rates on our policy liabilities was less than the decrease in the average yield on investments that resulted from the investment of new premiums and portfolio cash flows in high quality investments with yields below our portfolio rate and the increase in cash and short-term investments during the quarter."
Turning to the outlook for investment spread, Matovina added: "Market conditions changed appreciably at the end of the quarter following the Brexit vote. Investment yields available since then have been significantly lower than what we were able to obtain on investment purchases in the first half of the year. We invested approximately $875 million in July at a weighted average rate of 3.33%. Investment yields at this level will continue to put downward pressure on our investment spread and that of our competitors. We have already observed new money crediting rate and product term adjustments from several of our competitors and expect to announce changes to our new money rates and product terms in the near future. Substantially all of our previous renewal rate adjustments were implemented by the end of the second quarter and new adjustments covering $16 - 17 billion of policyholder account values will begin on September 1, 2016. On an individual policy basis, the effect of these adjustments on the cost of money ranges from 0.10% to 0.40%. In addition, there is $7.4 billion of policyholder account values that will be evaluated for renewal rate adjustments that would begin on December 6, 2016. These adjustments are expected to reduce the 0.52% cost of money differential between existing rates and the guaranteed minimums we had at June 30, 2016.”
PHYSICAL SETTLEMENT OF EQUITY FORWARDS SUPPORTS CAPITAL ADEQUACY
As previously reported, the Company physically settled its two equity forward sales agreements on August 1st, and received $134.7 million in net cash proceeds which were contributed to the capital and surplus of American Equity Life. On a pro forma basis, assuming the net proceeds were invested in securities with a NAIC 1 designation, the estimated RBC ratio at June 30, 2016 was 328%.
In light of the significant sales in 2015 and the first half of 2016, which were appreciably ahead of plan, during the second quarter the Company explored a reinsurance transaction with several potential reinsurance counterparties. Because the Company intended to partially fund the reinsurance transaction with cash and short-term investments, the pricing of the proposed transaction was negatively affected by the declines in investment yields following the Brexit vote in late June and the Company decided not to proceed and suspended the proposed transaction. Although the current outlook for sales has moderated, the Company is considering the issuance of additional debt within parameters that would not jeopardize its current ratings from rating agencies. Additional debt within these parameters would enhance the Company's financial flexibility and can likely be obtained on attractive terms in the current interest rate environment.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.
CONFERENCE CALL
American Equity will hold a conference call to discuss second quarter 2016 earnings on Thursday, August 4, 2016 at 8:00 a.m. CDT. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.
The call may also be accessed by telephone at 855-865-0606, passcode 47042857 (international callers, please dial 704-859-4382). An audio replay will be available shortly after the call on AEL’s website. An audio replay will also be available via telephone through August 11, 2016 at 855-859-2056, passcode 47042857 (international callers will need to dial 404-537-3406).
ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, issues fixed annuity and life insurance products, with a primary emphasis on the sale of fixed index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.
1    Use of non-GAAP financial measures is discussed in this release in the tables that follow the text of the release.

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American Equity Investment Life Holding Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(Dollars in thousands, except per share data)
Revenues:
Premiums and other considerations	$11,458	$10,037	$18,803	$17,034
Annuity product charges	41,124	32,409	77,629	61,091
Net investment income	459,830	418,176	910,656	817,845
Change in fair value of derivatives	39,099	(23,024)	(34,966)	(54,124)
Net realized gains (losses) on investments, excluding other than temporary impairment ("OTTI") losses	2,737	4,324	5,424	9,203
OTTI losses on investments:
Total OTTI losses	(762)	—	(6,780)	(132)
Portion of OTTI losses recognized in (from) other comprehensive income	(3,684)	(828)	(3,360)	(828)
Net OTTI losses recognized in operations	(4,446)	(828)	(10,140)	(960)
Total revenues	549,802	441,094	967,406	850,089

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	13,393	12,450	22,502	21,670
Interest sensitive and index product benefits	111,121	306,141	208,792	588,966
Amortization of deferred sales inducements	30,672	75,518	58,151	86,471
Change in fair value of embedded derivatives	284,303	(219,601)	550,160	(168,388)
Interest expense on notes payable	6,882	7,354	13,762	14,693
Interest expense on subordinated debentures	3,206	3,047	6,374	6,063
Amortization of deferred policy acquisition costs	50,665	104,700	100,378	118,986
Other operating costs and expenses	26,823	24,868	53,653	45,990
Total benefits and expenses	527,065	314,477	1,013,772	714,451
Income (loss) before income taxes	22,737	126,617	(46,366)	135,638
Income tax expense (benefit)	8,029	43,772	(16,233)	46,890
Net income (loss)	$14,708	$82,845	$(30,133)	$88,748

Earnings (loss) per common share	$0.18	$1.07	$(0.37)	$1.15
Earnings (loss) per common share - assuming dilution	$0.18	$1.05	$(0.37)	$1.12

Weighted average common shares outstanding (in thousands):
Earnings (loss) per common share	82,517	77,237	82,323	77,140
Earnings (loss) per common share - assuming dilution	83,184	79,227	83,073	79,173

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
In addition to net income (loss), the Company has consistently utilized operating income and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate its financial performance. Operating income equals net income (loss) adjusted to eliminate the impact of items that fluctuate from quarter to quarter in a manner unrelated to core operations. The most significant adjustments to arrive at operating income eliminate the impact of fair value accounting for our fixed index annuity business and are not economic in nature but rather impact the timing of reported results. The Company believes measures excluding their impact are useful in analyzing operating trends and the combined presentation and evaluation of operating income together with net income (loss) provides information that may enhance an investor’s understanding of its underlying results and profitability.
Reconciliation from Net Income (Loss) to Operating Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(Dollars in thousands, except per share data)
Net income (loss)	$14,708	$82,845	$(30,133)	$88,748
Adjustments to arrive at operating income: (a)
Net realized investment (gains) losses, including OTTI	605	(2,556)	1,760	(5,377)
Change in fair value of derivatives and embedded derivatives - index annuities	53,129	(44,403)	150,678	22,133
Change in fair value of derivatives and embedded derivatives - debt	768	(1,670)	3,532	171
Income taxes	(19,108)	16,729	(54,737)	(5,912)
Operating income (a non-GAAP financial measure)	$50,102	$50,945	$71,100	$99,763

Per common share - assuming dilution:
Net income (loss)	$0.18	$1.05	$(0.37)	$1.12
Adjustments to arrive at operating income:
Anti-dilutive effect of net loss	—	—	0.01	—
Net realized investment (gains) losses, including OTTI	—	(0.04)	0.02	(0.07)
Change in fair value of derivatives and embedded derivatives - index annuities	0.64	(0.56)	1.81	0.28
Change in fair value of derivatives and embedded derivatives - debt	0.01	(0.02)	0.04	—
Income taxes	(0.23)	0.21	(0.65)	(0.07)
Operating income (a non-GAAP financial measure)	$0.60	$0.64	$0.86	$1.26

(a)
Adjustments to net income (loss) to arrive at operating income are presented net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC) where applicable.

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
Average Stockholders' Equity and Return on Average Equity (Unaudited)
Return on average equity measures how efficiently the Company generates profits from the resources provided by its net assets.  Return on average equity is calculated by dividing net income and operating income for the trailing twelve months by average equity excluding average accumulated other comprehensive income ("AOCI").  The Company excludes AOCI because AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments.

Twelve Months Ended
June 30, 2016
(Dollars in thousands)
Average Stockholders' Equity [1]
Average equity including average AOCI	$2,300,794
Average AOCI	(641,006)
Average equity excluding average AOCI	$1,659,788

Net income	$100,949
Operating income	167,157

Return on Average Equity Excluding Average AOCI
Net income	6.08%
Operating income	10.07%
1 - The net proceeds received from the Company's public offering of common stock in August 2015 are included in the computations of average stockholders' equity on a weighted average basis based upon the number of days they were available to the Company in the twelve month period. The weighted average amount is added to the simple average of (a) stockholders' equity at the beginning of the twelve month period and (b) stockholders' equity at the end of the twelve month period excluding the net proceeds received from the public stock offering in August 2015.